Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Announces Devin B. McGranahan as New Chief Executive

Officer

Hikmet Ersek Announces Retirement at the End of 2021

DENVER, NOVEMBER 15, 2021 – The Western Union Company (NYSE: WU), a leader in cross-border, cross-currency money movement and payments, announces the appointment of Devin B. McGranahan as new Chief Executive Officer (CEO). After a comprehensive succession planning process, the Board of Directors has appointed McGranahan to succeed Hikmet Ersek as CEO by year end 2021. McGranahan has also been appointed to the Board of Directors. After 21 years at Western Union, including the past 11 years as CEO, Hikmet Ersek (61) announced his retirement from the role as CEO and Director of Western Union by December 31st, 2021. Ersek will support the transition as a special advisor to the Board of Directors until mid-2022.

Devin B. McGranahan (52) joins Western Union from Fiserv, Inc., a global provider of payments and financial services technology solutions, where he most recently served as Executive Vice President and Senior Group President, Global Business Solutions. Throughout his career, spanning more than 25 years, McGranahan has demonstrated a strong track record of engaging with and leading financial services companies on a broad range of strategic and business-building opportunities amid a rapidly evolving financial services and payments landscape. As CEO, McGranahan will focus on accelerating Western Union’s growth strategy, expanding payments offerings and building on Western Union’s financial strength and a robust foundation of assets including a unique compliant cross-border platform and distinct global financial network.

Western Union Board Chair Jeffrey A. Joerres said, “After a comprehensive succession planning process, I am delighted to welcome Devin B. McGranahan as the next CEO of Western Union. Devin is a proven leader known for talent development and leadership of teams, while spurring growth and innovation in the financial technology industry. He is well-positioned to lead Western Union in this new era, with a focus on accelerating the company’s growth and gaining wider adoption of our ecosystem offerings and payment capabilities with consumers and businesses.”

Joerres continued: “On behalf of the Board of Directors, our global employees, customers and business partners, I want to thank Hikmet for his over 21 years of service to Western Union and congratulate him on the many accomplishments and milestones we celebrated while he has been at the helm of this iconic company. Under Hikmet’s leadership, Western Union expanded its global reach to almost every country and corner of the world. Hikmet built and grew an industry leading digital business, turned our compliance and Anti Money Laundering capabilities into a competitive advantage and implemented our Environment, Social and Governance program. He did this all while running a business that is both profitable and makes significant contributions to the communities we serve. Hikmet also led with clarity and conviction when advocating for migrant causes. He brought his strong international perspective to all facets of his leadership, both personal and professional, for the benefit of customers and employees.”

Incoming CEO Devin B. McGranahan said, “Being selected to lead such a well-respected organization as Western Union, a global technology and money movement powerhouse, serving more than 150 million consumers, businesses, financial institutions, governments, and NGOs through one of the world’s most expansive and trusted global financial networks is a great honor and tremendously exciting opportunity. The passion for innovating with customer needs at heart is what has guided Western Union through nearly two centuries. This underpins the company’s success as a trusted provider of financial services to its global customers. I look forward to joining the team at Western Union and working together to chart a future of growth, creating value for our shareholders and stakeholders.”

Western Union CEO Hikmet Ersek said: “It has been the honor and privilege of a lifetime to lead Western Union and help this remarkable organization serve our unique worldwide customer base. I have many fond memories from the more than two decades I have spent working alongside our Western Union colleagues, whose talent, dedication and commitment to customers is unmatched. I am proud of the purpose driven business we shaped together. We are building economic and social bridges – among people, businesses and nations – extending opportunities and impacting millions of lives. I am humbled being a part of Western Union’s story—and I look forward to seeing what the team will accomplish in the future under Devin’s leadership.”

# # #

WU-G

About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Western Union’s platform provides seamless cross-border flows and its leading global financial network bridges more than 200 countries and territories and over 130 currencies. We connect businesses, financial institutions, governments, and consumers through one of the world’s widest reaching networks, accessing billions of bank accounts, millions of digital wallets and cards, and approximately 600,000 retail locations. Western Union connects the world to bring boundless possibilities within reach. For more information, visit www.westernunion.com.

Contacts:

Media Relations:

Claire Treacy

Claire.Treacy@westernunion.com

Investor Relations:

Brad Windbigler

brad.windbigler@westernunion.com

2